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                                                                     EXHIBIT 2.3

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                                    )            Chapter 11
                                          )
EXIDE TECHNOLOGIES, et al.,(1)            )            Case No. 02-11125 (KJC)
                                          )            (Jointly Administered)
                           Debtors.       )

                    FINDINGS OF FACT, CONCLUSIONS OF LAW AND
                    MEMORANDUM ORDER RELATING TO CONFIRMATION
               OF THE JOINT PLAN OF REORGANIZATION OF THE OFFICIAL
                COMMITTEE OF UNSECURED CREDITORS AND THE DEBTORS

                  Exide Technologies, f/k/a Exide Corporation, Exide Delaware, L.L.C., Exide Illinois and RBD Liquidation, L.L.C. (the "Original Debtors") having filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on April 15, 2002 (the "Original Petition Date"); Dixie Metals Company and Refined Metals Corporation (the "Subsequent Debtors") having filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on November 21, 2002 (the "Subsequent Petition Date") (the Original Debtors and Additional Debtors, collectively, the "Debtors");

                  The Debtors and the Creditors Committee having filed, on March 15, 2004, the Disclosure Statement for Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors (the "Disclosure Statement"), which Disclosure Statement was approved by the Court pursuant to that certain Order entered March 17, 2004 (the "Disclosure Statement Order");

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(1)      The Debtors in these proceedings are: Exide Technologies f/k/a Exide
         Corporation; Exide Delaware, L.L.C., Exide Illinois, Inc. and RBD Liquidation, L.L.C., Dixie Metals Company; and Refined Metals Corporation.


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                  The Debtors and the Creditors Committee having filed the Joint
Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors dated March 11, 2004 (the "Plan"), which was an exhibit to the Disclosure Statement;

                  The Debtors and the Creditors Committee having filed their Plan Supplement on October 11, 2003, as amended and supplemented on October 25, 2003, November 12, 2003, April 6, 2004, and April 15, 2004, and as amended and supplemented from time to time thereafter (and to the extent not modified or obviated by the Plan or this Confirmation Order) (the "Plan Supplement");

                  The Debtors and the Creditors Committee having distributed the Disclosure Statement, the Plan, ballots and notices, as appropriate, in compliance with the Disclosure Statement Order;(2)

                  This Court having convened a hearing on Confirmation of the Plan on April 16, 2004, pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and sections 1126, 1128 and 1129 of the Bankruptcy Code to consider the Confirmation of the Plan (the "Confirmation Hearing");

                  Objections to Confirmation of the Plan having been filed by certain parties, and each such objection having been resolved, withdrawn or overruled;

                  This Court having reviewed the Plan, the Disclosure Statement and all filed pleadings, exhibits, statements and comments regarding Confirmation; this Court having considered all testimony, documents and affidavits regarding Confirmation; and this Court having heard the arguments of counsel in respect of Confirmation;

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(2)      Capitalized terms not defined herein shall have those meanings ascribed to them in the Plan. The rules of interpretation set forth in Article I.A of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this "Confirmation Order"). If there is any direct conflict between the terms of the Plan, the Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.


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                  After due deliberation thereon and good cause appearing
therefor, this Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:(3)

                                       I.
                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

JURISDICTION AND VENUE

                  A. On the Original Petition Date, the Original Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. An order for joint administration of the cases of the Original Debtors was entered on April 17, 2002. On the Additional Petition Date, the Additional Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. An order for joint administration of the cases of the Original Debtors and Additional Debtors was entered by the Court on November 29, 2002. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the District of Delaware was proper as of the Petition Date(4) and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b)(2)(L). This Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. Section 1334; and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

DISCLOSURE STATEMENT ORDER

                  B. On March 17, 2004, the Court entered the Disclosure Statement Order that, among other things: (1) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy

-----------------

(3) This Confirmation Order constitutes this Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

(4) As used in this order, "Petition Date" shall mean the Original Petition Date with respect to the Original Debtors, and the Additional Petition Date with respect to the Additional Debtors.


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Rule 3017; (2) fixed the time for voting to accept or reject the Plan; (3) fixed
April 16, 2004, at 10:00 a.m. prevailing Eastern Time as the date and time for the commencement of the Confirmation Hearing; (4) established the objection deadline and procedures for objecting to the Plan; (5) approved the form and method of notice of the Confirmation Hearing (the "Confirmation Hearing
Notice"), and (6) established the record date and certain procedures for soliciting and tabulating votes with respect to the Plan.

PUBLICATION OF CONFIRMATION HEARING NOTICE

                  C. As evidenced at docket no. 4303, filed on April 19, 2004, the Debtors and the Creditors Committee published the Confirmation Hearing Notice in the national edition of The Wall Street Journal on March 24, 2004.

TRANSMITTAL AND MAILING OF MATERIALS; NOTICE

                  D. As evidenced at docket nos. 4315 and 4316, filed on April 19, 2004, due, adequate and sufficient notice of the Disclosure Statement and Plan and of the Confirmation hearing, along with all deadlines for voting on or objecting to the Plan, has been given in accordance with the procedures set forth in the Disclosure Statement Order, in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b) and the Disclosure Statement Order, and such transmittal and service was adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing, as continued from time-to-time, and other bar dates and hearings described in the Disclosure Statement Order was given in compliance with the Bankruptcy Rules and Disclosure Statement Order, and no other or further notice is or shall be required.

                  E. All procedures used to distribute solicitation materials to the applicable Holders of Claims and to tabulate the ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the


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Bankruptcy Court for the District of Delaware, and all other applicable rules, laws and regulations.

BALLOT REPORT

                  F. As evidenced at docket nos. 4313 and 4314, filed on April 19, 2004, the Debtors and the Creditors Committee filed with the Court a report certifying the method and results of the ballot tabulation for each of the Classes to vote to accept or reject the Plan (as amended, the "Ballot Report"). The Court also incorporates by reference those settlements pertaining to voting explained on the record at the Confirmation Hearing.

                  G. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, the Ballot Report indicates that, of the three Impaired Classes entitled to vote, Classes P3, S3 and P4 have all voted overwhelmingly to accept the Plan. All Holders of Claims in Classes P3 and S3 selected Option A under the Plan. Holders of Claims in Classes P1, P2, S1 and S2 are deemed to have accepted the Plan. Holders of Claims in Class S4 and Holders of Equity Interests in Classes P5 and S5 are deemed to have rejected the Plan.

JUDICIAL NOTICE

                  H. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents on file, all orders entered, and all evidence (that was not subsequently withdrawn) and arguments made, proffered or introduced at the hearings held before the Court during the pendency of the Chapter 11 Cases, including, without limitation, all prior hearings regarding confirmation of the Debtors' Fourth Amended Plan of Reorganization. Resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.


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SUBSTANTIVE CONSOLIDATION

                  I. The Plan does not provide for, and no Person or Entity has filed any motion seeking, substantive consolidation of the Estates of the Debtors. There is no evidentiary basis to conclude that the Estates of the Debtors should be substantively consolidated.

SOLICITATION

                  J. Votes for acceptance and rejection of the Plan were solicited in good faith and such solicitation complied with sections 1125 and 1126 of the Bankruptcy Code, Rules 3017 and 3018 of the Bankruptcy Rules, the Disclosure Statement, the Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

                  K. The Debtors, the Creditors Committee, their respective directors, officers, agents, affiliates, members, representatives, attorneys and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Disclosure Statement Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article X.E of the Plan.

COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE

         SECTION 1129(a)(1) - COMPLIANCE OF THE PLAN WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

                  L. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123. Consistent with section 1122 of the Bankruptcy Code, each Class of Claims and Equity Interests contains only Claims or Equity Interest that are substantially similar to the other Claims or Equity Interests within that Class.


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                  M.       Pursuant to section 1123(a)(1) of the Bankruptcy
Code, Article III of the Plan designates classes of Claims and Equity Interests, other than Administrative, DIP Facility, and Priority Tax Claims, which claims are not required to be designated into classes.

                  N. Pursuant to sections 1123(a)(2) and (3) of the Bankruptcy Code, Article III of the Plan specifies all Claims that are not impaired and specifies the treatment of all Claims and Equity Interest that are impaired.

                  O. Pursuant to section 1123(a)(4) of the Bankruptcy Code, unless otherwise agreed to by particular Holders of Claims, all of the Holders of Claims or Equity Interests within each of the Classes are provided substantially equivalent treatment under the Plan within the meaning of and as required by section 1123(a)(4) of the Bankruptcy Code.

                  P. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article V and various other provisions of the Plan provide adequate means for the Plan's implementation, including, without limitation: (1) the restructuring of the estates of the Debtors; (2) the continuation of the corporate existence and the vesting of assets in Reorganized Debtors; (3) the cancellation of Old Notes and Equity Interests in any of the Debtors; (4) the issuance of new securities and related documents; (5) adoption of the New Organizational Documents; (6) the authorization of the Debtors and Reorganized Debtors to take or cause to be taken any corporate action necessary or appropriate before or after the Effective Date for the effectuation of the Plan;
(7) the dismissal of the Creditors Committee Adversary Proceeding, the Smith Adversary Proceeding, the Smith Management LLC and HSBC Bank USA appeals of the Opinion on Confirmation dated December 30, 2003, and the Order, dated December 31, 2003, denying confirmation of the Debtors' Fourth Amended Joint Plan of Reorganization, and the Committee/R2 Motion; (8) a description of the sources of Cash for distribution under the Plan; (9) the payment of fees and expenses for the Agent, the Steering Committee, the Post-


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confirmation Creditors Committee, the Indenture Trustees and certain other professionals; and (10) the adoption of the Company Incentive Plan.

                  Q. In accordance with section 1123(a)(6) of the Bankruptcy Code, the Debtors filed as part of the Plan Supplement, the New Organizational Documents, which include the certificates of incorporation and the certificates of formation for the Reorganized Debtors, which, where appropriate, prohibit the issuance of nonvoting securities.

                  R. Pursuant to section 1123(a)(7) of the Bankruptcy Code, the terms and conditions of the Plan contain provisions consistent with the interests of the Creditors and consistent with public policy as to the manner and selection of any officer, director or trustee and any successor thereto.

         SECTION 1129(a)(2) - COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

                  S. The Debtors and the Creditors Committee, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019. As evidenced by the Ballot Report and other relevant documents, the solicitation of, acceptances of and consents to the Plan were (1) pursuant to the Disclosure Statement Order, (2) in compliance with all applicable laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation, and (3) solicited after disclosure of adequate information as defined in section 1125(a) of the Bankruptcy Code. Accordingly, the Debtors and the Releasees have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code.

         SECTION 1129(a)(3) - PROPOSAL OF PLAN IN GOOD FAITH

                  T. The Debtors and the Creditors Committee have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in


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good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their Plan and post-emergence obligations with sufficient liquidity and capital resources.

                  U. The filing of the Plan and all of its terms were properly approved and authorized by the Debtors' boards of directors. Further, consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan enables Holders of Claims to realize the highest and most certain recoveries under the circumstances. The Plan is the result of extensive and transparent arms-length negotiations among the Debtors, the Creditors Committee, the Prepetition Lenders and other major constituents.

         SECTION 1129(a)(4) - BANKRUPTCY COURT APPROVAL OF CERTAIN PAYMENTS AS REASONABLE

                  V. Pursuant to section 1129(a)(4) of the Bankruptcy Code, any payment made or promised by the Debtors or by any person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been, or will be (1) paid according to procedures approved by the Court, or (2) disclosed to the Court. Any such payment made before Confirmation was reasonable and was made pursuant to appropriate authorization by the Court.

                  W. In addition, fees and expenses incurred by professionals retained by the Debtors or the Committees shall be payable according to the Orders approving such professionals' retention or as otherwise approved by the Court.

                  X.       The substantial contribution claims pursuant to
section 503(b) of the Fee Submission Parties are hereby granted.


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                  Y.       The payment of the reasonable and actual fees and
expenses of the Fee Submission Parties and the procedures related thereto are hereby approved and the Debtors or the Reorganized Debtors, as applicable, are hereby authorized and directed to pay such fees and expenses of the Fee Submission Parties in accordance with the Plan.

         SECTION 1129(a)(5) - DISCLOSURE OF IDENTITY OF PROPOSED MANAGEMENT, COMPENSATION OF INSIDERS AND CONSISTENCY OF MANAGEMENT PROPOSALS WITH THE INTERESTS OF CREDITORS AND PUBLIC POLICY

                  Z. Pursuant to section 1129(a)(5) of the Bankruptcy Code, Article V.F.2 of the Plan provides that officers of Exide immediately prior to the Effective Date will be the officers of New Exide on the Effective Date. Pursuant to the disclosure (the "Section 1129(a)(5) Disclosure"), filed on April 15, 2004 (docket no. 4273), the Debtors have disclosed the individuals who are proposed to serve as directors of the Reorganized Debtors on the Effective Date.

                  AA.      The Debtors have previously disclosed, in public
filings made with the United States Securities and Exchange Commission and with this Court, the nature of compensation to any insiders (within the meaning of section 101(31) of the Bankruptcy Code) who will be retained by the Reorganized Debtors. The continuance in office of the Debtors' officers, and the appointment of the proposed directors, is consistent with the interests of Creditors and equity holders and with public policy.

         SECTION 1129(a)(6) - APPROVAL OF RATE CHANGES

                  BB.      Section 1129(a)(6) of the Bankruptcy Code is not
applicable to these Chapter 11 Cases because the Plan does not provide for, or contemplate, any regulated rate changes with respect to the current businesses.

         SECTION 1129(a)(7) - BEST INTERESTS OF CREDITORS AND EQUITY INTEREST HOLDERS

                  CC.      The liquidation analysis annexed to the Disclosure
Statement as Exhibit B, and the other evidence related thereto that was proffered or introduced at or prior to, or in


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affidavits in connection with, the Confirmation Hearing, is reasonable. The methodology used and assumptions made in the liquidation analysis, as supplemented by the evidence proffered or introduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, is reasonable.

                  DD.      With respect to each Impaired Class of Claims or
Equity Interests of the Debtors, each Holder of a Claim or Equity Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

         SECTION 1129(a)(8) - ACCEPTANCE OF THE PLAN BY EACH IMPAIRED CLASS

                  EE.      Pursuant to sections 1126 and 1129(a)(8) of the
Bankruptcy Code, as indicated in the Ballot Report, Holders of Claims in Classes P3, S3 and P4 have accepted the Plan pursuant to section 1126(c) of the Bankruptcy Code. Holders of Claims in Class S4 and Holders of Equity Interests in Classes P5 and S5, who will not receive any distribution or retain any property under the Plan, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code (collectively, the "Deemed Rejected Classes"). Notwithstanding the lack of compliance of section 1129(a)(8) of the Bankruptcy Code with respect to Classes P5, S4 and S5, the Plan is confirmable because, as described below, the Plan satisfies section 1129(b)(1) of the Bankruptcy Code with respect to such Classes.

         SECTION 1129(a)(9) - TREATMENT OF CLAIMS ENTITLED TO PRIORITY PURSUANT TO SECTION 507(a) OF THE BANKRUPTCY CODE

                  FF.      The treatment of Administrative Claims, DIP Facility
Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims in Articles II.A, II.B, II.C, III.B.1, III.B.2, III.C.1 and III.C.2 of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.


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         SECTION 1129(a)(10) - ACCEPTANCE BY AT LEAST ONE IMPAIRED CLASS

                  GG.      As required by section 1129(a)(10) of the Bankruptcy
Code and as indicated in the Ballot Report, at least one Class of Claims that is impaired under the Plan has accepted the Plan. As evidenced by the Ballot Report, Classes P3, S3 and P4 have accepted the Plan. Based on all evidence before the Court, Classes P3, S3 and P4 are accepting Classes, excluding any ballots of Holders, if any, who may be an "insider" within the meaning of section 101(31) of the Bankruptcy Code.

         SECTION 1129(a)(11) - FEASIBILITY OF THE PLAN

                  HH.      Based upon the evidence proffered or introduced at,
or prior to, or in affidavits filed in connection with the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further reorganization, of the Debtors, the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan. Furthermore, it appears that the Reorganized Debtors will have the ability to meet their obligations under the Plan and that the Reorganized Debtors will have the adequate capital to meet their ongoing obligations.

         SECTION 1129(a)(12) - PAYMENT OF BANKRUPTCY FEES

                  II. In accordance with section 1129(a)(12) of the Bankruptcy Code, Article XII.C of the Plan provides for the payment of all fees payable under 28 U.S.C. Section 1930(a). The Reorganized Debtors have demonstrated adequate means to pay all such fees.

         SECTION 1129(a)(13) - RETIREE BENEFITS

                  JJ.      In accordance with section 1129(a)(13) of the
Bankruptcy Code, Article VI.E of the Plan provides for the payment of retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), to the extent such retiree benefits are payable by the Reorganized Debtors.


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                  KK.      Exide Technologies has established and maintains the
following pension plans for certain of its employees: The Exide Technologies Retirement Plan; The Exide Corporation (GBC) Pension Plan; The Exide Hourly Employees Pension Plan; The Exide Hourly Employees Pension Plan (UAW); The Exide Indiana Employees Pension Plan; The Exide Hamburg Pennsylvania Employees Pension Plan; The Exide Retirement Plan for the Benefit of Employees of Schuylkill Metals, Corp.; The Exide Hourly Employees Retirement Income Security Plan; and The Exide IBT-Salina Employees Pension Plan (collectively, the "Pension Plans"). The Pension Plans are covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (29 U.S.C. Section 1301 et seq).

                  LL.      Notwithstanding any provision of the Disclosure
Statement, Plan of Reorganization or this Confirmation Order, unless the Pension Plans have been terminated prior to the effective date of the Plan of Reorganization, any obligations with respect to the Pension Plans, will not be affected in any way by this reorganization proceeding.

         SECTION 1129(b) - CONFIRMATION OF PLAN OVER NONACCEPTANCE OF IMPAIRED CLASS

                  MM.      Pursuant to section 1129(b)(1) of the Bankruptcy
Code, the Plan may be confirmed notwithstanding the fact that not all Impaired Classes have voted to accept the Plan. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) with respect to such Impaired Classes have been met. All Classes of Impaired Claims have voted to accept the Plan other than the Deemed Rejected Classes.

                  NN.      With respect to the Deemed Rejected Classes, no
Holders of Claims or Interests subordinate to the Deemed Rejected Classes will receive or retain any property under the Plan. Accordingly the requirements of sections 1129(b)(2)(B)(ii) and 1129(b)(2)(C)(ii) are satisfied with respect to the Deemed Rejected Classes, and the Plan is fair and equitable with respect to such Classes, and the Plan does not unfairly discriminate against such Classes.


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PRINCIPAL PURPOSE OF THE PLAN IS NOT AVOIDANCE OF TAXES

                  OO.      The principal purpose of the Plan is not the
avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. Section 77e), and no governmental entity has filed any objection asserting that the Plan attempts such avoidance.

OBJECTIONS TO CONFIRMATION OF THE PLAN

                  PP.      All objections to Confirmation filed with the Court
have been withdrawn, settled, or are overruled on their merits.

ISSUANCE AND DISTRIBUTION OF THE NEW SECURITIES

                  QQ.      The Debtors and each of the Releasees have, and upon
Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distribution of the New Securities (as defined below) under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

                  RR.      The issuance and distribution of the New Exide Common
Stock and the New Exide Warrants, including those to be issued in respect of Disputed Claims and the shares of New Exide Common Stock issuable upon the exercise of the New Exide Warrants, (collectively, the "New Securities") when issued or distributed as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. The issuance of the New Securities are in exchange for Claims against the Debtors within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the New Securities constitute "securities," the offering of such items is exempt and the issuance and distribution of such items will be exempt from Section 5 of the Securities Act and any State or local law requiring registration prior to the offering, issuance,


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distribution, or sale of securities subject to (1) the provisions of section
1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; and (3) all applicable regulatory approvals.

                  SS.      The Debtors have disclosed all material facts
regarding (1) the adoption of the New Organizational Documents or similar constituent documents, (2) the amendment of the by-laws, (3) the selection of directors and officers for the Reorganized Debtors, (4) the implementation of the Plan, (5) the negotiation and implementation of the Exit Facility, (6) the distribution of cash, (7) the issuance and distribution of the New Securities and any stock awards to be made under the Management Incentive Plan, (8) the adoption, execution and implementation of employment retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements,
(9) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken or required of the Debtors and/or Reorganized Debtors and (10) the adoption, execution and delivery of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing. Pursuant to section 303 of the Delaware General Corporation Law and any comparable provision of the business corporation laws of any other state (collectively, the "State Reorganization Effectuation Statutes"), as applicable, no action of the directors or stockholders of the Reorganized Debtors will be required to authorize them to engage in any of the activities set forth in the preceding sentence or as otherwise contemplated by the Plan or in furtherance thereof and such activities are deemed to have occurred and be effective as provided in the Plan and such activities are authorized in all respects.


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

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  TT.      Article VI of the Plan governing the assumption and
assignment or rejection of executory contracts and unexpired leases satisfies the requirements of sections 365(a) and (b) of the Bankruptcy Code. Pursuant to
Article VI.A of the Plan, on the Confirmation Date, all executory contracts or unexpired leases of the Debtors shall be deemed assumed in accordance with sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date,
(3) are identified on a list in the Plan Supplement, (4) that relate to the purchase or other acquisition of Equity Interests, or (5) are rejected pursuant to the terms of the Plan or this Confirmation Order.

                  UU.      Immediately prior to the Effective Date, except as
otherwise provided in Article VI of the Plan, all Purported Leases shall be deemed assumed on a conditional basis pending the entry of a final, non-appealable order resolving the Recharacterization Adversary Proceeding in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those Purported Leases that (1) have been rejected on a conditional basis pending the entry of a final, non-appealable order resolving the Recharacterization Adversary Proceeding by order of the Bankruptcy Court,
(2) are the subject of a motion to reject on a conditional basis pending the entry of a final, non-appealable order resolving the Recharacterization Adversary Proceeding pending on the Effective Date, or (3) are identified on a list to be included in the Plan Supplement. To the extent that a final, non-appealable order is entered in the Recharacterization Adversary Proceeding providing that a Purported Lease is a "true lease," the conditional assumption or rejection of such Purported Lease, whichever is applicable, shall become final and such Purported Lessor shall be entitled to the treatment provided for other lessors and non-debtor parties to executory contracts. To the extent that a final, non-appealable order is entered in the Recharacterization Adversary Proceeding providing that a Purported Lease is a secured financing transaction, such Purported Lessor shall be entitled to a Class P2-Other Secured Claim to the extent of the value of the equipment subject to the Purported Lease under section 506 of the Bankruptcy Code if such Purported Lessor qualifies as a secured creditor under applicable non-bankruptcy law and a P4-General Unsecured Claim for any amounts owed by the Debtors greater than the value of the equipment or for the entire amount of such allowed claim if the Purported Lessor does not qualify as a secured creditor under applicable non-bankruptcy law. With respect to any Purported Lease as to which the Debtors retain possession of the underlying equipment or to which the Debtors have not returned the underlying equipment, from the Confirmation Date through the date of entry of a dispositive final, non-appealable order in the Recharacterization Adversary Proceeding with respect to such Purported Lease or by other agreement between the parties, the Debtors and the Purported Lessors shall continue to perform their obligations under the Purported Leases in accordance with each such Purported Lease's terms; provided however, that with respect to any Purported Lease that is conditionally assumed as of the Confirmation Date, the Debtors shall not be required to make any cure payment within the meaning of section 365 of the Bankruptcy Code until the entry of a final, non-appealable order in the Recharacterization Adversary Proceeding determining that such Purported Lease is a "true lease." Unless otherwise agreed to by the parties, the Debtors shall continue to perform their obligations under the holdover terms of any Purported Lease for which the Debtors retain possession of the underlying equipment but which expires by its own terms prior to the entry of a dispositive final, non-appealable order in the Recharacterization Adversary Proceeding. In the event that the Debtors conditionally assume a Purported Lease and a final, non-appealable order is entered in the Recharacterization Adversary Proceeding determining that such Purported Lease is a "true lease," the Debtors shall provide such Purported Lessor with a notice setting forth the proposed cure amount within 30 days of the entry of such order. If the Purported Lessor does not agree with the Debtors' proposed cure amount, such Purported Lessor may submit an alternative cure amount within 30 days of receipt of the Debtors' notice. If the parties are unable to agree on a cure amount, a hearing shall be set before the Bankruptcy Court to determine the cure amount. Any bar date relating to Administrative Claims established in the Joint Plan or otherwise shall not apply to Administrative Claims alleged by the Purported Lessors relating to the Purported Leases. Rather, upon the motion of the Debtors or the Purported Lessors, the Bankruptcy Court shall establish a bar date and related notice and filing procedures, in the Recharacterization Adversary Proceeding, for Administrative Claims alleged by the Purported Lessors relating to the Purported Leases.

                  VV. Good cause has been demonstrated for the Debtors' decisions with respect to the assumption and rejection of executory contracts and unexpired leases throughout these Chapter 11 Cases, including pursuant to the Plan.

RELEASES AND DISCHARGES

                  WW.      The releases, exculpations and discharges of Claims
and Causes of Action described in Article X of the Plan and this Confirmation Order, including releases by the Debtors and releases by Holders of Claims, constitute good faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan and this Confirmation Order (1) is within the jurisdiction of the Court under 28 U.S.C. Sections 1334(a), 1334(b) and 1334(d); (2) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (3) is an integral element of the transactions incorporated into the Plan; (4) confers material benefit on, and is in the best interests of, the Debtors, their estates and their creditors; (5) is important to the overall objectives of the

Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors; and (6) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code. All settlements and compromises of claims and causes of action against non-Debtor entities that are embodied in the Plan, that are approved herein as fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors, the Estates, Creditors and Holders of Equity Interests, shall be, and hereby are, effective and binding on all persons and entities who may have had standing to assert such claims or causes of action after the Effective Date.

                  XX. The releases granted by the Debtors are appropriate because (1) the Releasees share an identity of interest with the Debtors, (2) the Releasees have all made substantial contributions to the Debtors' reorganization, (3) the releases at issue are integral to the Plan and the Debtors' reorganization, (4) Holders of Claims affected by the releases voted overwhelmingly in favor of the Plan, and (5) the Debtors receive substantial value from the Releasees in exchange for the releases.

                  YY.      The releases granted by Holders of Claims under the
Plan are appropriate because they are not coercive, and are supported by ample consideration. The releases by Holders of Claims are not coercive because such releases are granted only by those Holders of Claims who have affirmatively voted to accept the Plan. The releases by Holders of Claims are supported by ample consideration because the Releasees have all provided substantial contributions to the Debtors' reorganization, because such releases are integral to the Plan, and without the approval of the Plan by the Releasees, there would be considerably less value to distribute to Creditors.

PERSONAL INJURY TORT AND WRONGFUL DEATH PROCEDURES

                  ZZ.      The Personal Injury Tort and Wrongful Death Claims
Resolution and Distribution Procedures, attached as Exhibit C to the Plan (the "PITWD Procedures") are fair and reasonable, and are in the best interests of the Debtors, the Reorganized Debtors and parties in interest.

PRESERVATION OF CAUSES OF ACTION

                  AAA.     It is in the best interests of the Debtors, the
Reorganized Debtors and parties in interest that, except as otherwise provided in the Plan, the Reorganized Debtors shall retain all rights on behalf of the Debtors and the post-confirmation Estates to commence and pursue any and all Causes of Action (whether arising before or after the Petition Date, under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in any adversary proceeding filed in the Debtors' Chapter 11 Cases) to the extent the Reorganized Debtors deem appropriate as set forth in Article X.G of the Plan.

CORPORATE ACTIONS

                  BBB.     Prior to the Confirmation Date, (i) Exide will form a
new Dutch company ("Exide CV"), owned by Exide and a new wholly-owned domestic subsidiary of Exide, and (ii) Exide CV will form another new wholly owned Dutch company ("Exide BV"). After the Confirmation Date but on or before the Effective Date, (i) Exide will transfer the shares of two existing foreign subsidiaries, Exide Holding Asia PTE Limited ("Exide Holding Asia") and Exide Holding Europe S.A. ("Exide Holding Europe"), along with its interest in the Exide Holding Europe participating loan, to Exide CV in exchange for equity of Exide CV, (ii) Exide CV will transfer its newly-acquired shares of Exide Holding Asia and a portion of its newly acquired shares of Exide Holding Europe to Exide BV in exchange for equity of Exide BV, (iii) Exide Holding Europe will be converted from a French S.A. to a French S.A.S. or S.A.R.L, and (iv) Exide will enter into an assumption and indemnification agreement with Deutsche Exide regarding Deutsche Exide's obligations under the Prepetition Credit Facility.

                  CCC.     The Debtors, acting through any of their officers,
shall be authorized to execute and deliver, on behalf of Exide CV, any powers of attorney or other instruments necessary or appropriate in furtherance of the Plan to cause the capital stock of Exide BV to be issued, to be pledged to the lenders under the DIP Facility and the Prepetition Credit Facility, and to be released from such pledge in connection with the Exit Facility.

APPROVAL OF SETTLEMENTS AND COMPROMISES

                  DDD.     Pursuant to section 1123(b)(3)(A) of the Bankruptcy
Code, Bankruptcy Rule 9019 and any applicable State law, and as consideration for the distributions and other benefits provided under the Plan, all settlements and compromises of Claims, Causes of Action and objections to Claims that are embodied in the Plan (including, without limitation, (1) the release provisions of Article X of the Plan, (2) the dismissal of the Creditors Committee Adversary Proceeding, the Smith Adversary Proceeding, the Smith Management LLC and HSBC Bank USA appeals of the Opinion on Confirmation dated December 30, 2003, and the Order, dated December 31, 2003, denying confirmation of the Debtors' Fourth Amended Joint Plan of Reorganization, and the Committee/R2 Motion and (3) the Noteholder Distribution Settlement) constitute a good faith compromise and settlement of any Claims, Causes of Action and objections to Claims, which compromises and settlements are hereby approved as fair, equitable, reasonable, and appropriate in light of the relevant facts and circumstances underlying such compromise and settlement, and are in the best interests of the Debtors and their Estates and Creditors.

VALUATION

                  EEE.     As set forth in the order and opinion dated December
30, 2003, relating to the Debtors' Fourth Amended Plan of Reorganization, the enterprise value of the Debtors is between $1.4 billion and $1.6 billion on a reorganized basis. Since December 30, 2003, there have been no material changes to the Debtors, their businesses or the markets in which they operate that alter the enterprise value of the Debtors. No party has contested the valuation underlying the Plan.

SATISFACTION OF CONDITIONS TO CONFIRMATION

                  FFF.     Each of the conditions precedent to the entry of this
Confirmation Order, as set forth in Article IX.A of the Plan, has been satisfied or waived in accordance with the Plan.

LIKELIHOOD OF SATISFACTION OF CONDITIONS PRECEDENT TO CONSUMMATION

                  GGG.     Each of the conditions precedent to the Effective
Date, as set forth in Article IX.B of the Plan, is reasonably likely to be satisfied.

RETENTION OF JURISDICTION

                  HHH.     The Court may properly retain jurisdiction over the
matters set forth in Article XI of the Plan.

                  BASED ON THE FOREGOING, IT IS HEREBY ORDERED:

                                       II.
                                      ORDER

CONFIRMATION OF THE PLAN

                  1. The Plan and each of its provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan, the Plan Supplement, and exhibits thereto are incorporated by reference into, and are an integral part of, this Confirmation Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan. Notwithstanding the foregoing, if there is any direct conflict between the terms of the Plan or the Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All objections and responses to and statements and comments regarding the Plan, to the extent not already withdrawn, waived, or settled, and all reservation of rights included therein, shall be, and hereby are, overruled.

PLAN CLASSIFICATION CONTROLLING

                  2. The classification of Claims and Equity Interests for purposes of the distributions to be made pursuant to the Plan shall be governed solely by the terms of the Plan. The classification designation set forth on any Ballot tendered to or returned by any party in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such party's Claims under the Plan for distribution purposes; (c) may not be relied upon by such party as representing the actual classification of such Claims under the Plan for distribution purposes; and (d) shall not be binding on the Debtors or the Reorganized Debtors.

         EXISTING INJUNCTION AND STAYS REMAIN IN EFFECT UNTIL EFFECTIVE DATE

                  3. The stay imposed by section 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date. All injunctions or stays imposed during the Chapter 11 Cases or contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms, except that the setoff rights of the Pacific Dunlop Holdings Entities(5) under section 553 of the Bankruptcy Code or applicable non-bankruptcy law are preserved and not permanently enjoined hereby. Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order.

EXEMPTION FROM REGISTRATION

                  4. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of the New Securities shall be exempt from, among other things, the registration

-----------------

(5)      The "Pacific Dunlop Holdings Entities" are Pacific Dunlop Holdings
         (USA), Inc., Pacific Dunlop Holdings (Europe) Limited, P.D. International Pty Limited, Pacific Dunlop Holdings (Hong Kong) Limited, and Pacific Dunlop Holdings (Singapore) Pte. Ltd.

requirements of Section 5 of the Securities Act and any State or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

MATTERS RELATING TO IMPLEMENTATION OF THE PLAN

         IMMEDIATE EFFECTIVENESS; SUCCESSORS AND ASSIGNS

                  5. Notwithstanding Rules 3020(e), 6004(g) or 7062, or otherwise, immediately upon the entry of this Confirmation Order, the terms of the Plan, the Plan Supplement and this Confirmation Order shall be, and hereby are, immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are impaired under the Plan or whether the Holders of such Claims or Equity Interests accepted, rejected, or are deemed to have accepted or rejected the Plan), all entities that are parties to or are subject to the settlements, compromises, releases, exculpations, discharges, and injunctions described in the Plan or herein, each Person acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, of any of the foregoing.

         NO SUBSTANTIVE CONSOLIDATION

                  6. Any Claims held against one of the Debtors shall be satisfied solely from the Cash, New Securities and assets of such Debtor, as provided in the Plan. The Claims of Creditors that hold Claims against multiple Debtors shall be treated as separate Claims with respect to each Debtor's Estate for all purposes (including, but not limited to, distributions), and such Claims shall be administered as provided in the Plan.

         CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS

                  7. The Reorganized Debtors shall continue to exist after the Effective Date as separate legal entities, with all the powers of a corporation under the laws of their respective states of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Debtors' Estates, and any property acquired by the Debtors or Reorganized Debtors under the Plan, shall vest in the respective Reorganized Debtors, free and clear of all Claims, liens, charges, or other encumbrances, excepting, however, that any claims of the Pacific Dunlop Holdings Entities against non-Debtor subsidiaries of the Debtors are not affected hereby. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order. In consideration of the undertakings of Reorganized Exide under the Plan, Reorganized Exide shall continue to own 100% of the Subsidiary Debtors as of the Effective Date.

                  8. Pursuant to the Prepetition Credit Facility and the DIP Facility, (a) Exide CV shall be authorized to pledge its shares of Exide Holding Europe and of Exide BV for the benefit of the Prepetition Lenders and the lenders under the DIP Facility; (b) Exide BV shall be authorized to pledge its shares of Exide Holding Europe and Exide Holding Asia for the benefit of the Prepetition Lenders and the lenders under the DIP Facility; and (c) Exide CV shall be authorized to pledge the participating loan for the benefit of the Prepetition Lenders and the lenders under the DIP Facility.

         PRESERVATION OF CAUSES OF ACTION

                  9. The Reorganized Debtors shall retain all rights on behalf of the Debtors and the post-confirmation Estates to commence and pursue any and all Causes of Action, including, without limitation, those Causes of Action scheduled in the Plan Supplement (whether arising before or after the Petition Date, under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Debtors' Chapter 11 Cases).

         CORPORATE ACTION

                  10. The adoption and filing of the New Exide Certificate of Incorporation and New Organizational Documents, the approval of the New Exide By-laws, the appointment of directors and officers for Reorganized Exide, the authorization of the New Securities, the authorization, execution and delivery of the Warrant Agreement, the adoption of the Company Incentive Plan, the restructuring transactions contemplated by Article V.A of the Plan (including, without limitation, the assumption by Exide of the Prepetition Credit Facility obligations of Deutsche Exide), the transfer of the Exide Holding Europe participating loan and the stock of Exide Holding Europe and Exide Holding Asia to Exide CV, and all related actions contemplated by the Plan are authorized and approved in all respects (subject to the provisions of the Plan), including pursuant to sections 363 and 365 of the Bankruptcy Code. All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed authorized and approved, without any requirement of further action by the security holders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the board of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

                  11. The Debtors and Reorganized Debtors, acting through any officer thereof, are hereby authorized and empowered, and with respect to subparts (C) and (D) below, are hereby directed, pursuant to section 1142(b) of the Bankruptcy Code and all applicable State Reorganization Effectuation Statutes, and without the need for any shareholder or board of directors' approval, to take any and all actions necessary or appropriate to implement the Plan, including, without limitation:

                  (A) Execute and deliver, and take such action as is necessary to effectuate the terms of the instruments, securities (including, without limitation, the New Securities), agreements, and documents contemplated by the Plan and the Plan Supplement substantially in the form of such instruments, securities, agreements, or documents attached as exhibits to the Plan, or included in the Plan Supplement, or in such form as acceptable to such officer, including all annexes and exhibits attached to those exhibits to the Plan or included in the Plan Supplement, and any other documents delivered in connection therewith, including, without limitation, the Exit Facility and all related documentation;

                  (B) Issue, execute, deliver, file and record any documents, court papers, or pleadings, and to take any and all actions as may be necessary or desirable to implement, effect, or consummate the transactions contemplated by the Plan whether or not specifically referred to in the Plan or related documents and without further application to or order of the Court;

                  (C) Take all actions and execute all documents relating to the granting to the agent for the benefit of the lenders under the DIP Facility of a security interest in the stock of Exide CV, Exide BV, Exide International Holding, LLC, Exide Holding Europe, Exide Holding Asia and the participating loan in the same validity, extent and priority as such security interest exists in the participating loan immediately prior to the consummation of the transaction; and

                  (D) Take all actions and execute all documents relating to the granting to the Agent for the benefit of the Prepetition Lenders of a security interest in the stock of Exide CV, Exide BV, Exide International Holding, LLC, Exide Holding Europe, Exide Holding Asia and the Participating Loan in the same validity, extent and priority as such security interest exists in the participating loan immediately prior to the consummation of the transaction.

         THE EXIT FACILITY

                  12. The Debtors are authorized and directed to take all actions and execute all documents in connection with the Exit Facility.

                  13. The liens granted to secure the Exit Facility (A) shall be legal, valid and enforceable first priority liens, subject to the limitations contained therein; and (B) do not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code, or any federal or state law. The documents to be executed and delivered in connection with the Exit Facility shall constitute the legal, valid and binding obligations of New Exide and the Reorganized Debtors.

         SECTION 1146 EXEMPTION

                  14. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers of property, including, without limitation, the New Securities, pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment in the United States, and all appropriate state or local governmental officials or agents are hereby directed to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         CANCELLATION OF OLD NOTES, OLD COMMON STOCK AND STOCK OPTIONS

                  15. On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing (a) the Old Notes, (b) Equity Interests, and (c) any stock options, warrants or other rights to purchase Equity Interests shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent otherwise provided in the Plan, any indenture relating to any of the foregoing shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be discharged. On the Effective Date, the Rights Agreement and the Registration Agreements shall be deemed rejected by the Debtors, and the Reorganized Debtors shall have no obligations thereunder.

                  16. On the Effective Date, except as otherwise provided for in the Plan, the 10% Senior Notes and the 2.9% Convertible Notes shall be deemed extinguished, cancelled and of no further force or effect, and the obligations of the Debtors thereunder shall be discharged, in each case without any further act or action under any applicable agreement, law, regulation, order or rule and without any further action on the part of the Bankruptcy Court or any Person; provided, however, that the 10% Senior Note Indenture and the 2.9% Convertible Note Indenture shall continue in effect for the purposes of (a) allowing the 10% Senior Note Indenture Trustee and the 2.9% Convertible Note Indenture Trustee to receive and make the Distributions to be made to the holders of 10% Senior Note Claims and 2.9% Convertible Note Claims, respectively, in accordance with Article III.B.4 of the Plan, and (b) preserving any rights of the 10% Senior Note Indenture Trustee and the 2.9% Convertible Note Indenture Trustee, including indemnification rights, they may have with respect to the holders of the 10% Senior Notes or the 2.9% Convertible Notes under the respective Indentures, and the charging liens in favor of the 10% Senior Note Indenture Trustee under the 10% Senior Note Indenture and the 2.9% Convertible Note Indenture Trustee under the 2.9% Convertible Note Indenture.

                  17. Notwithstanding any provision in the Plan to the contrary, the distribution provisions contained in the 10% Senior Note Indenture and the 2.9% Convertible Note Indenture shall continue in effect to the extent necessary to authorize the 10% Senior Note Indenture Trustee and the 2.9% Convertible Note Indenture Trustee to receive and distribute all distributions to be made pursuant to the Plan to the holders of 10% Senior Note Claims and the 2.9% Convertible Note Claims, respectively. Such distribution provisions shall terminate in their entirety upon completion of all such distributions under the Plan. The Distributions to be made under the Plan to holders of the 10% Senior Note Claims and the 2.9% Convertible Note Claims shall be made to the 10% Senior
Note Indenture Trustee and the 2.9% Convertible Note Indenture Trustee, respectively, which, pursuant to the right of the 10% Senior Note Indenture Trustee and the 2.9% Convertible Note Indenture Trustee to assert their respective charging lien against such distributions to the extent of their respective fees, shall be applied first to the payment of the fees of the respective Indenture Trustee and thereafter distributed to the holders of the 10% Senior Note Claims in accordance with the 10% Senior Note Indenture and the holders of the 2.9% Convertible Note Claims in accordance with the 2.9% Convertible Note Indenture, as the case may be. The 10% Senior Note Indenture Trustee and the 2.9% Convertible Note Indenture Trustee shall not be required to give any bond or security for the performance of their duties.

DIRECTORS AND OFFICERS

                  18. Pursuant to section 1129(a)(5)(A)(ii) of the Bankruptcy Code, the Court approves as consistent with the interests of Creditors and Interest holders and with public policy the selection, election, and/or continuance, as the case may be, of the proposed directors and officers of the Reorganized Debtors; provided, however, that nothing set forth herein shall prevent any of the foregoing individuals from resigning or from being removed or replaced as an officer or director without further order of the Court.

                  19. Reorganized Exide's first annual meeting of stockholders following the Effective Date shall be August 16, 2005.

DISMISSAL OF CREDITORS COMMITTEE ADVERSARY PROCEEDING, SMITH ADVERSARY PROCEEDING AND OTHER PLAN SETTLEMENTS

                  20. Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the classification, distribution, treatment, releases and other benefits provided under the Plan, including without limitation the distributions to be made to Holders of General Unsecured Claims pursuant to Article III.B.4 of the Plan and the undertakings of the parties to the settlements provided in the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan including, without limitation, (a) the releases set forth in Articles X.B, X.C and X.D of the Plan, (b) the Creditors Committee Adversary Proceeding, (c) the Smith

Adversary Proceeding, (d) the Smith Management LLC and HSBC Bank USA appeals of the Opinion on Confirmation, dated December 30, 2003, and the Order, dated December 30, 2003, denying confirmation of the Debtors' Fourth Amended Joint Plan of Reorganization, (e) the Committee/R2 Motion, and (f) the Noteholder Distribution Settlement (set forth at Article V.H of the Plan), all of which shall be deemed settled pursuant to section 1123(b)(3)(A) of the Bankruptcy Code. Each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, including the releases, are fair, equitable and within the range of reasonableness, and all of which shall be effective as of the Effective Date.

                  21. On the Effective Date, (a) the Creditors Committee, R2 Investments, LDC and each Holder of General Unsecured Claims shall dismiss or shall be deemed to have dismissed their claims under the Creditors Committee Adversary Proceeding, with prejudice and in their entirety, (b) Smith Management LLC shall dismiss or shall be deemed to have dismissed its claims under the Smith Adversary Proceeding with prejudice and in their entirety, (c) Smith Management LLC and HSBC Bank USA shall dismiss or be deemed to have dismissed with prejudice any appeals of the Opinion on Confirmation, dated December 30, 2003, and the Order, dated December 30, 2003, denying confirmation of the Debtors' Fourth Amended Joint Plan of Reorganization, and (d) the Creditors Committee shall dismiss or shall be deemed to have dismissed with prejudice, and the Creditors Committee and the individual members of the Creditors Committee shall be deemed to have released R2 Investments LDC and R2 Top Hat, Ltd. from any and all claims, allegations and causes of action described in or related to the allegations set forth in the Committee/R2 Motion.

                  22. In consideration of the mutual undertakings of the Releasees in connection with the Chapter 11 Cases and this Joint Plan, each Releasee releases each other Releasee from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of Exide, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (a) the Debtors or Reorganized Debtors; (b) the purchase or sale, or the rescission of a purchase or sale, of any security of any Debtor, (c) the Chapter 11 Cases, and (d) the negotiation, formulation and preparation of the Joint Plan or any related agreements, instruments or other documents.

                  23.      In addition to the general injunction set forth in
Article X.H of the Plan, from and after the Effective Date, (a) the Creditors Committee, R2 Investments, LDC and each Holder of General Unsecured Claims shall be permanently enjoined from continuing in any manner the Creditors Committee Adversary Proceeding or any of the claims, allegations and causes of action described in or related to the Creditors Committee Adversary Proceeding, (b) Smith Management LLC shall be permanently enjoined from continuing in any manner the Smith Adversary Proceeding or any of the claims, allegations and causes of action described in or related to the Smith Adversary Proceeding, (c) Smith Management LLC and HSBC Bank USA shall be permanently enjoined from continuing in any manner any appeals of the Opinion on Confirmation, dated December 30, 2003, and the Order, dated December 30, 2003, denying confirmation of the Debtors' Fourth Amended Joint Plan of Reorganization, (d) the Creditors Committee and the individual members of the Creditors Committee shall be permanently enjoined from pursuing in any manner the claims, allegations and causes of action described in or related to the allegations set forth in the Committee/R2 Motion, and (e) each Releasee shall be permanently enjoined from pursuing any claims against any other Releasee that are released pursuant to the terms of the Plan.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  24. Immediately prior to the Effective Date, except as otherwise provided in the Plan or in this Confirmation Order, all executory contracts or unexpired leases of the Debtors, including, without limitation, customer program agreements, vendor agreements and warranty obligations, are deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (a) have been rejected by order of the Bankruptcy Court,
(b) are the subject of a motion to reject pending on the Effective Date, (c) are identified on a list included in the Plan Supplement, (d) that relate to the purchase or other acquisition of Equity Interests, or (e) are rejected pursuant to the terms of the Plan or this Confirmation Order.

                  25. Immediately prior to the Effective Date, except as otherwise provided in Article VI.A of the Plan, all Purported Leases are deemed assumed on a conditional basis pending the entry of a final, non-appealable order resolving the Recharacterization Adversary Proceeding in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those Purported Leases that (a) have been rejected on a conditional basis pending the entry of a final, non-appealable order resolving the Recharacterization Adversary Proceeding by order of the Bankruptcy Court, (b) are the subject of a motion to reject on a conditional basis pending the entry of a final, non-appealable order resolving the Recharacterization Adversary Proceeding pending on the Effective Date, or (c) are identified on a list included in the Plan Supplement. To the extent that a final, non-appealable order is entered in the Recharacterization Adversary Proceeding providing that a Purported Lease is a "true lease," the conditional assumption or rejection of such Purported Lease, whichever is applicable, shall become final and such Purported Lessor shall be entitled to the treatment provided for other lessors and non-debtor parties to executory contracts. To the extent that a final, non-appealable order is entered in the Recharacterization Adversary Proceeding providing that a Purported Lease is a secured financing transaction, such Purported Lessor shall be entitled to a Class P2-Other Secured Claim to the extent of the value of the equipment subject to the Purported Lease under section 506 of the Bankruptcy Code if such Purported Lessor qualifies as a secured creditor under applicable non-bankruptcy law, and a P4-General Unsecured Claim for any amounts owed by the Debtors greater than the value of the equipment or for the entire amount of such allowed claim if the Purported Lessor does not qualify as a secured creditor under applicable non-bankruptcy law. With respect to any Purported Lease as to which the Debtors retain possession of the underlying equipment or to which the Debtors have not returned the underlying equipment, from the Confirmation Date through the date of entry of a dispositive final, non-appealable order in the Recharacterization Adversary Proceeding with respect to such Purported Lease or by other agreement between the parties, the Debtors and the Purported Lessors shall continue to perform their obligations under the Purported Leases in accordance with each such Purported Lease's terms; provided however, that with respect to any Purported Lease that is conditionally assumed as of the Confirmation Date, the Debtors shall not be required to make any cure payment within the meaning of section 365 of the Bankruptcy Code until the entry of a final, non-appealable order in the Recharacterization Adversary Proceeding determining that such Purported Lease is a "true lease." Unless otherwise agreed to by the parties, the Debtors shall continue to perform their obligations under the holdover terms of any Purported Lease for which the Debtors retain possession of the underlying equipment but which expires by its own terms prior to the entry of a dispositive final, non-appealable order in the Recharacterization Adversary Proceeding. In the event that the Debtors conditionally assume a Purported Lease and a final, non-appealable order is entered in the Recharacterization Adversary Proceeding determining that such Purported Lease is a "true lease," the Debtors shall provide such Purported Lessor with a notice setting forth the proposed cure amount within 30 days of the entry of such order. If the Purported Lessor does not agree with the Debtors' proposed cure amount, such Purported Lessor shall submit an alternative cure amount within 30 days of receipt of the Debtors' notice. If the parties are unable to agree on a cure amount, a hearing shall be set before the Bankruptcy Court to determine the cure amount. Any bar date relating to Administrative Claims established in the Plan or otherwise shall not apply to Administrative Claims alleged by the Purported Lessors relating to the Purported Leases. Rather, upon the motion of the Debtors or the Purported Lessors, the Bankruptcy Court shall establish a bar date and related notice and filing procedures, in the Recharacterization Adversary Proceeding, for Administrative Claims alleged by the Purported Lessors relating to the Purported Leases.

         CONDITIONAL ASSUMPTION OF EXECUTORY SUBLEASE WITH DARAMIC, INC.

                  26. The Debtors, as lessees under certain of the Purported Leases are, themselves, sublessors of certain equipment which is the subject of certain Purported Leases ("Purported Overleases") to Daramic, Inc. ("Daramic"), as sublessee, under a sublease entered on or about December 15, 1999 and the schedules attached thereto (the "Daramic Sublease"). Immediately prior to the Effective Date, except as otherwise provided in the Plan, the Daramic Sublease shall be deemed assumed on a conditional basis pending the entry of a final, non-appealable order resolving the Recharacterization Adversary Proceeding in accordance with the provisions and requirements of section 365 and 1123 of the Bankruptcy Code. To the extent that a final, non-appealable order is entered in the Recharacterization Adversary Proceeding providing that a Purported Overlease is either a "true lease," or a secured financing transaction, the Debtors may, within thirty (30) days of entry of a final, non-appealable order in the Recharacterization Adversary Proceeding elect to assume or reject any applicable Daramic Sublease. Upon notice to Daramic, such assumption or rejection shall become final and the Debtors and Daramic shall be entitled to the Treatment provided for other Lessors and non debtor parties to executory contracts. With respect to the Daramic Sublease, from the

Confirmation Date through the date of the Debtors' election to assume or reject any the Daramic Sublease, the Debtors and Daramic shall continue to perform their obligations under the Daramic Sublease in accordance with such Daramic Sublease's terms; provided however, that with respect to any Daramic Sublease that is conditionally assumed as of the Confirmation Date, the Debtors shall not be required to make any cure payment, if any, within the meaning of section 365 of the Bankruptcy Code until the Debtors' subsequent election to assume a the Daramic Sublease. In the event that a final, non-appealable order is entered in the Recharacterization Adversary Proceeding and the Debtors subsequently elect to assume the Daramic Sublease, the Debtors shall provide Daramic with a notice setting forth the proposed cure amount within 30 days of the entry of such order. If Daramic does not agree with the Debtors' proposed cure amount, if any, Daramic may submit an alternative cure amount within 30 days of receipt of the Debtors' notice. If the parties are unable to agree on a cure amount, a hearing shall be set before the Bankruptcy Court to determine the cure amount. Any bar date relating to Administrative Claims established in the Joint Plan or otherwise shall not apply to Administrative Claims, if any, alleged by Daramic relating to the Daramic Sublease. Rather, upon the motion of the Debtors or Daramic, the Bankruptcy Court shall establish a bar date and related notice and filing procedures, in the Recharacterization Adversary Proceeding, for Administrative Claims alleged by Daramic relating to the Daramic Sublease.

         LEASE CLAIMS

                  27. Notwithstanding anything to the contrary, no language in Article VII.A or Article X.H of the Plan shall prohibit any lessor from asserting a claim, including, but not limited to, an administrative expense claim, a cure claim or a claim after Confirmation of the Plan, for interest provided under its lease. The Debtors reserve all rights with respect to such claims, if asserted.

         CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

                  28. All proofs of Claims with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court according to the deadlines established by the Bankruptcy Court in these Chapter 11 Cases. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided herein.

                  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

                  29. The obligations of the Debtors to indemnify any Person serving at any time after the Initial Petition Date as one of their directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, by a written agreement with a Debtor or under applicable state corporate law, shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtors pursuant hereto and pursuant to section 365 of the Bankruptcy Code as of the Effective Date.

                  COMPENSATION AND BENEFIT PROGRAMS

                  30. Except as otherwise expressly provided herein, all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans shall be treated as executory contracts under the Plan and on the Effective Date are assumed by the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code; and the Reorganized Debtors' obligations under such programs to such Persons shall survive confirmation of this Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code), (b) all director, officer or employee equity or equity-based incentive plans, and (c) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided however, that the Debtors' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue.

                  31. On the Effective Date, the Rights Agreement and Registration Agreements shall be deemed rejected by the Debtors, and the Reorganized Debtors shall have no obligations thereunder.

PROVISIONS GOVERNING DISTRIBUTIONS

                  32. The distribution provisions of the Plan shall be, and hereby are, approved.

                  33. Notwithstanding anything to the contrary, no language in Article III.B.2(b) of the Plan shall modify the non-secured claims a secured creditor may have under section 506 or any other section of the Bankruptcy Code, under applicable law or under any agreement between any of the Debtors and said secured creditor. The Debtors reserve all rights with respect to such claim, if asserted.

                  34. Notwithstanding any provision in the Plan or in this Confirmation Order to the contrary, except as otherwise agreed by Reorganized Exide after consultation with the Postconfirmation Creditors Committee, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the final resolution of such disputes by settlement or Final Order. On the date or, if such date is not a business day, on the next successive business day that is 20 calendar days after the calendar quarter in which a Disputed Claim becomes an

Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan, subject to the following adjustments:

                  (a) after the Effective Date, if Reorganized Exide subdivides (by any stock split, stock dividend, recapitalization or otherwise) shares of New Exide Common Stock into a greater number of shares, the remaining number of shares of New Exide Common Stock reserved for Disputed Claims shall be proportionately increased. After the Effective Date, if Reorganized Exide at any time combines (by reverse stock split or otherwise) shares of New Exide Common Stock into a smaller number of shares, then the remaining number of shares of New Exide Common Stock reserved for Disputed Claims shall be proportionately decreased. For purposes of the anti-dilution provisions of the New Exide Warrant Agreement, the New Exide Common Stock and New Exide Warrants reserved for Disputed Claims shall be deemed to be issued as of the Effective Date;

                  (b) after the Effective Date, if Reorganized Exide declares or pays a dividend upon the New Exide Common Stock except for a stock dividend payable in shares of New Exide Common Stock (a "Dividend"), then Reorganized Exide shall add to the reserve and payout for potential payment of Disputed Claims the amount and type of Dividends that would have been paid with respect to the remaining New Exide Common Stock reserved for Disputed Claims had such New Exide Common Stock been outstanding on the record date of such Dividend; and

                  (c) after the Effective Date, if Reorganized Exide consummates an Organic Change (as defined in the New Exide Warrant Agreement), then the successor or acquiring entity shall assume Reorganized Exide's obligations regarding payment of Disputed Claims and shall adjust the reserve and payout for potential payment of Disputed Claims such that the reserve and payout consists of the consideration, if any, that would have been paid with respect to the remaining New Exide Common Stock and New Exide Warrants reserved for Disputed Claims had such New Exide Common Stock and New Exide Warrants been outstanding immediately prior to the consummation of the Organic Change.

                  35. As of the Effective Date, the Creditors Committee and the Debtors shall establish and implement an appropriate and reasonable reserve of not less than $128.1 million in aggregate value as of the Effective Date of New Securities. This reserve will be used in connection with the potential payment of Disputed Claims in Class P-4, and will be comprised of authorized but not issued New Exide Common Stock and New Exide Warrants, and in each case, the proceeds thereof, if any. At such time as either (a) the Creditors Committee or the

Postconfirmation Creditors Committee or its successor, as appropriate, reasonably determines to lower the reserve amount, or (b) there are no remaining Disputed Claims, the Reorganized Debtors shall distribute the appropriate portion of unapplied reserve amounts, or properties, including any proceeds thereof, Pro Rata to the Holders of Allowed Claims in Class P4 (it being understood that the right to receive such residual distributions of New Exide Common Stock and New Exide Warrants and any proceeds thereof shall remain with the Holders of Allowed Claims in Class P4 and shall not extend to any Persons who purchase New Exide Common Stock or New Exide Warrants from such Holders on or after the Effective Date), according to the distribution protocol described in Article III.B.4 of the Plan.

                  36. After the Effective Date, Reorganized Exide will at all times reserve and keep available, out of its aggregate authorized but unissued or treasury shares of New Exide Common Stock, the remaining number of shares of New Exide Common Stock reserved for Disputed Claims and the number of such shares deliverable upon the exercise of all remaining New Exide Warrants, including New Exide Warrants reserved for Disputed Claims, and Reorganized Exide will at all times authorize and keep available for issuance the remaining number of New Exide Warrants reserved for Disputed Claims.

                  37. Any reserve established pursuant to Article VIII.A.6 of the Plan shall not serve as a cap on payment of Disputed Claims in Class P-4, which shall be treated as set forth in Article III of the Plan upon such Disputed Claims becoming Allowed Claims.

                  38. The Reorganized Debtors may, in consultation with the Postconfirmation Creditors Committee, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the Claims, Equity Interests, rights and causes of action of any nature that Exide or Reorganized Exide may hold against the Holder of such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, Equity Interests, rights and causes of action that the Debtors or Reorganized Debtors may possess against such Holder, except as specifically provided in the Plan.

CLAIMS OF BERND H. SCHULTE-LADBECK AND PERFORMANCE PLASTICS PRODUCTS, INC.

                  39. As provided in the Order Granting, in Part, Motion of Performance Plastic Products and Bernd H. Schulte-Ladbeck for Relief from Automatic Stay, dated February 13, 2004 (the "Schulte-Ladbeck Stay Order"), Performance Plastics Products and Bernd H. Schulte-Ladbeck may commence an action only in the United States Bankruptcy Court for the District of Delaware or the United States Patent and Trademark Office seeking to correct the inventors named in United States Patent Nos. 6,045,940 and 6,110,617, provided however, that nothing in the Schulte-Ladbeck Stay Order will prejudice the ability of the parties to seek to change the venue of such action by filing an appropriate motion after the commencement of the action, and provided further that nothing in the Schulte-Ladbeck Stay Order will prejudice the ability of the parties to oppose such a motion if filed. The actions permitted under the Schulte-Ladbeck Stay Order are not barred by any injunction or other provisions contained in the Plan or this Confirmation Order.

RESERVATION OF RIGHTS WITH REGARD TO THE ACE COMPANIES

                  40. To the extent that the insurance policies (the "Policies") issued to the Debtors by Pacific Employers Insurance Company and Century Indemnity Company, as successor to CCI Insurance Company, as successor to Insurance Company of North America (collectively, the "ACE Companies") are executory contracts that have not been rejected by Debtors, or if and to the extent such Policies have not otherwise expired or terminated, such Policies will be assumed by Debtors and shall be binding on the Reorganized Debtors pursuant to Article VI.A of the Plan. If the Policies are determined to be non-executory contracts, any prepetition claims, if any, held by the ACE Companies shall be deemed to be Class P-4 Claims and paid pursuant to the Plan when Allowed. Any claims by the ACE Companies arising postpetition, if any, shall be deemed to be Administrative Claims and paid pursuant to the Plan. Except for any prepetition claims of the Debtors owing to ACE Companies, which may be discharged or otherwise modified by the Plan, notwithstanding any other term or provision in the Plan or this Confirmation Order, the Plan and the Confirmation Order shall be without prejudice to any and all of the rights, claims and defenses of the ACE Companies under the Policies; provided however, that nothing in the Plan or this Confirmation Order shall be deemed a waiver of any claim, defense, or right or entitlement of the Debtors, the Reorganized Debtors or any other party with respect to the Policies. The ACE Companies' rights to assert that a Debtors' breach of prepetition non-monetary obligations under the Policies as a defense to coverage under the Policies, and the Debtors' right to contest such assertion, are reserved.

CONTINUING VALIDITY OF BONDING FACILITY AGREEMENTS

                  41. Nothing contained in the Plan or this Confirmation Order shall affect the continuing validity of the Stipulation and Agreed Order Authorizing Entry Into a Bonding Facility Agreement, entered on August 19, 2003, and the Stipulation and Agreed Order modifying the Stipulation and Agreed Order Authorizing Entry Into a Bonding Facility Agreement and Related Term Sheet, executed by the parties on April 15, 2004, which such Stipulation and Agreed Orders are ratified hereby and shall continue in full force and effect in accordance with their terms, and all provisions thereof shall be binding upon the Reorganized Debtors.

PITWD PROCEDURES

                  42. The Debtors' PITWD Procedures are approved in their entirety as fair and reasonable, and shall govern the resolution of all claims covered thereby. The PITWD Procedures shall not apply to any of the Claims held by Antoine Dodd and the other Holders of

Claims identified in the motion filed by such Holders on March 10, 2004 (docket no. 3860) (the "Dodd Claimants"), in view of the settlement by and among the Debtors, the Creditors Committee and the Dodd Claimants, which, among other things, fully liquidated the Dodd Claimants' claims as Allowed Class P4-A Claims and as such entitles the Dodd Claimants to receive their Pro Rata share of distributions made to Holders of Allowed Class P4-A Claims under the Plan, provided that the terms of such settlement are subject to final documentation among the parties.

PROSECUTION OF OBJECTIONS TO CLAIMS

                  43. After the Effective Date, the Reorganized Debtors, in consultation with the Postconfirmation Creditors Committee, shall have the authority on or before the Claims Objection Bar Date to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. The Debtors, in consultation with the Postconfirmation Creditors Committee, also reserve the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law and to seek an extension of the Claims Objection Bar Date. After the Effective Date, the Debtors, after consultation with the Postconfirmation Creditors Committee, shall have the authority to settle Disputed Claims according to the following procedures:

                  (a) no settlement will be agreed by the Reorganized Debtors unless it is reasonable in the judgment of the Reorganized Debtors and after consultation with the Postconfirmation Creditors Committee, upon consideration of the probability of success if the claim is litigated or arbitrated, the complexity, expense and likely duration of any litigation or arbitration with respect to such claim, other factors relevant to assessing the wisdom of settlement, and the fairness of the settlement vis-a-vis the Reorganized Debtors' estates and creditors;

                  (b) with regard to the settlement of any Disputed Claim which would result in the payment of $50,000 or less, the Reorganized Debtors may enter into and effectuate such settlement and are required to give notice to the Claim Settlement Notice Parties within 30 days following the effectuation of such settlement;

                  (c) with regard to the settlement of any Disputed Claim which would result in the payment of more than $50,000 and up to $500,000, the Reorganized Debtors may enter into, execute and consummate a written agreement of settlement that will be binding on its estate, subject to: (i) sending advance written notice to the Claim Settlement Notice Parties, (ii) if no written objections are filed by the Claim Settlement Notice Parties within ten days of receipt of such notice, the Reorganized Debtors are authorized to immediately consummate such settlement; and (iii) if a written objection is received from a notice party within such ten-day period that cannot be resolved, the relevant settlement(s) shall only be consummated upon further order of the Bankruptcy Court;

                  (d) with regard to the settlement of any Disputed Claim which would result in the payment of more than $500,000, the Reorganized Debtors may enter into, execute and consummate a written agreement of settlement that will be binding on its estate upon further order of the Bankruptcy Court;

                  (e) the Reorganized Debtors shall provide the Postconfirmation Creditors Committee, as requested but not less than quarterly, with a summary report, on a claim-by-claim basis, regarding the status and settlement of Disputed Claims. As requested, but not less than quarterly, the Debtors shall periodically confer with the Postconfirmation Creditors Committee to discuss pending claims and settlements; and

                  (f) the Debtors and the Postconfirmation Creditors Committee may agree to alter the foregoing procedures at any time.

                  44. The Bankruptcy Court having taken judicial notice of the Docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court, including, without limitation, all pleadings and other documents filed, and all evidence and argument made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases, the Bankruptcy Court has found and determined that the Fee Submission Parties have made a substantial contribution to the Chapter 11 Cases and the requirements of
Section 503 have been satisfied.

                  45. In accordance with Section V.L. of the Plan, the fees and expenses of Fee Submission Parties that were circulated in accordance with
Article V.L. of the Plan on or before March 17, 2004, and which were not the subject of an objection by a Fee Notice Party on or before April 6, 2004, are hereby approved, and shall be paid in full by the Debtors on the Effective Date.

PRESERVATION OF ALL CAUSES OF ACTION NOT EXPRESSLY SETTLED OR RELEASED

                  46. As set forth more fully at Article X.G of the Plan, except as otherwise provided in the Plan, the Reorganized Debtors shall retain all rights on behalf of the Debtors and the post-confirmation Estates to commence and pursue any and all Causes of Action (whether arising before or after the Petition Date, under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Debtors' Chapter 11 Cases) to the extent the Reorganized Debtors deem appropriate.

RELEASE AND EXCULPATION PROVISIONS

                  47. The classification and manner of satisfying all Claims and Equity Interests and the respective distributions, settlements, reallocations and treatments under the Plan (including, without limitation, the 2.9% Settlement and Reallocation Payment) take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant hereto. The Court hereby permanently enjoins, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner.

                  48. Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Releasees to facilitate the expeditious reorganization of Exide, the implementation of the restructuring contemplated by the Plan, and the obligations and undertakings of Option A Electors set forth in the Plan, the Releasees, on and after the Effective Date, shall be deemed released by the Debtors and Reorganized Debtors from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that a Debtor or its Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, including, without limitation, claims related to or arising from (a) the Prepetition Credit Facility, including but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and any payments received by the lenders thereunder, (b) any guaranty arising under the Prepetition Credit Facility, (c) any liens, pledges, or collateral of any kind, (d) any of the other loan documents referred to in the Prepetition Credit Facility or any other documents contemplated thereby or therein or the transactions contemplated thereby or therein or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, and (e) any action or omissions by a Releasee in respect of the foregoing items or any other matter in these Chapter 11 Cases; provided, however, the foregoing shall not release any Claims or liabilities in respect of ordinary commercial relationships between a Debtor and any such Person, including as between a Debtor and one of its Affiliates, it being understood that the matters listed in clauses (a) through (e) above do not relate to an ordinary commercial relationship between the Debtors and the Releasees.

                  49. Except as otherwise provided in the Plan, on and after the Effective Date, each Holder of a Claim who has voted to accept the Plan shall be deemed to have unconditionally released each Releasee from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of Exide, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (a) the Debtors or Reorganized Debtors; (b) the purchase or sale, or the rescission of a purchase or sale, of any security of any Debtor, (c) the Chapter 11 Cases, (d) the negotiation, formulation and preparation of the Plan or any related agreements, instruments or other documents, (e) the Prepetition Credit Facility, including, but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and any payments received by such Lenders, (f) any guaranty arising under the Prepetition Credit Facility,
(f) any liens, pledges, or collateral of any kind and (g) any of the other loan documents referred to in the Prepetition Credit Facility or any other documents contemplated thereby or therein or the transactions contemplated thereby or therein or any action taken or omitted by the Agent under or in connection with any of the foregoing. The releases in Article X.C of the Plan and in this paragraph of the Confirmation Order shall not apply to the United States Environmental Protection Agency, the Department of Interior, and the National Oceanic and Atmospheric Administration of the Department of Commerce or to the State of New Jersey and any agency thereof.

                  50. On and after the Effective Date, each Option A Elector shall be deemed to have unconditionally released the Foreign Subsidiary Borrowers and the Domestic Non-Debtor from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of Exide, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (a) the Debtors, Reorganized Debtors, Foreign Subsidiary Borrowers or the Domestic Non-Debtor, (b) the purchase or sale, or the rescission of a purchase or sale, of any security of any Debtor, (c) the Chapter 11 Cases, (d) the negotiation, formulation and preparation of the Plan or any related agreements, instruments or other documents, (e) the Prepetition Credit Facility, (f) any guaranty arising under the Prepetition Credit Facility, (g) any liens, pledges, or collateral of any kind, and (h) any of the other loan documents referred to in the Prepetition Credit Facility or any other documents contemplated thereby or therein or the transactions contemplated thereby or therein, and all Prepetition Foreign Secured Claims of the Option A Electors shall be deemed transferred and assigned to Exide or Reorganized Exide. In addition, each Option A Elector shall be deemed to have submitted to the jurisdiction of the Bankruptcy Court with respect to the treatment, discharge and release of such Holder's Prepetition Credit Facility Claims.

                  51. The Releasees shall neither have nor incur any liability to any Person or Entity for any pre or post-petition act taken or omitted to be taken in connection with, or related to the formulation, negotiation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre or post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, provided, however, that the aforementioned provisions of Article X.E of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

DISCHARGE AND INJUNCTION PROVISIONS

                  52. Except as otherwise provided in the Plan or this Confirmation Order: (a) the rights afforded under the Plan and the treatment of all Claims and Equity Interests under the Plan, shall be in exchange for and in complete satisfaction, discharge and release of all liens, Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against any Debtor or any of its assets or properties, (b) on the Effective Date, all such liens on, Claims against, and Equity Interests in any Debtor shall be satisfied, discharged and released in full and (c) all Persons and Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors, assets or properties, any other or further liens, Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, provided, however, that nothing in the Plan shall be deemed to release, discharge or nullify any environmental liability to a governmental entity under environmental laws or regulations that any of the Debtors would be subject to as the owner or operator of property after the Confirmation Date, and provided further that nothing in the Plan shall be deemed to release, discharge or preclude any claims arising after the Confirmation Date that such governmental entity may have against the Reorganized Debtors or their successors; and provided further that notwithstanding any of the foregoing, the setoff rights of the Pacific Dunlop Holdings Entities under section 553 of the Bankruptcy Code or applicable non-bankruptcy law are preserved, may be asserted, and are not permanently enjoined hereby.

                  53. Except as otherwise provided in the Plan, from and after the Effective Date, all Holders of Claims or Equity Interests shall be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any lien, Claim, Equity Interest, obligation, debt, right, Cause of Action, remedy, liability or any other claim or cause of action released or to be released pursuant to the Plan.

                  54. Any provision in the Plan or this Confirmation Order to the contrary notwithstanding, neither confirmation of the Plan or entry of this Confirmation Order shall (a) affect, modify, alter, impair or amend the liens, security interests, priorities, remedies, rights to payment and all other rights granted to St. Paul pursuant to the Stipulation and Agreed Order Authorizing Entry Into a Bonding Facility Agreement entered on August 19, 2003 (the "St. Paul

Stipulation and Agreed Order") and/or in connection with the Surety Credit Commitment (as that term is defined in the St. Paul Stipulation and Agreed Order); or (b) impair St. Paul's rights as a provider of surety credit to Exide, including but not limited to any claims for indemnity, equitable subrogation, equitable liens or any other rights under law or equity. The St. Paul Stipulation and Agreed Order and the Surety Credit Commitment shall further be binding upon the Debtors' successors and assigns.

                  55. On the Effective Date, each creditor of the Debtors is authorized to execute such documents and take all other actions as may be necessary to release any lien or security interest encumbering the capital stock or assets of any Debtor. This Confirmation Order is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, administrative agencies, governmental units, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments.

LIENS GRANTED UNDER SEVENTH AMENDMENT TO THE PREPETITION CREDIT AGREEMENT

                  56. As security for Exide's Obligations (as defined in the Prepetition Credit Facility), the Agent is hereby granted, for the sole benefit of itself and the Prepetition Lenders, a legal, valid, binding, enforceable and perfected lien and security interest in all of the stock or stock equivalents of Exide International Holding, LLC, in the same validity, extent and priority as described in paragraph 11(D) above, and subject only to the liens in favor of the DIP lenders.

CONSUMMATION

                  57. The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, shall be, and hereby is, deemed to mean the occurrence of the Effective Date.

                  58. The consummation of the Plan shall not constitute a change of ownership or change in control, as such terms are used in any employment, change in control, severance or termination agreement in effect on the Effective Date and to which either of the Debtors is a party or under any applicable law of any applicable governmental unit.

FAILURE TO CONSUMMATE THE PLAN

                  59. In accordance with Article IX.D of the Plan, if the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:
(a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (b) prejudice in any manner the rights of the Creditors Committee or the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by the Creditors Committee or the Debtors in any respect.

RETENTION OF JURISDICTION

                  60. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and sections 157 and 1334 of title 28 of the United States Code, notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan after the Effective Date, as legally permissible, including jurisdiction to:

                  (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

                  (b) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

                  (c) resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                  (d) ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

                  (e) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving any Debtor that may be pending on the Effective Date;

                  (f) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, Plan Supplement or the Disclosure Statement;

                  (g) resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

                  (h) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

                  (i) resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

                  (j) enter and implement such orders as are necessary or appropriate if this Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  (k) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, this Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

                  (l) enter an order and/or final decree concluding the Chapter 11 Cases.

DISSOLUTION OF COMMITTEES

                  61. On (1) the later of (a) the Effective Date, and (b) 11 days after the Confirmation Date, or (2) in the case of the Creditors Committee only, the formation of the Postconfirmation Creditors Committee, if no appeal of the Confirmation Order is pending, the Creditors Committee and the Equity Committee shall dissolve and their members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided, however, that the members of the Creditors Committee and their nominees, as well as R2 Investments, LDC, shall have the option of serving on the Postconfirmation Creditors Committee. Any duties to be performed by the Postconfirmation Creditors Committee shall be performed by the Creditors Committee if the Postconfirmation Creditors Committee has not yet been formed. Prior to its dissolution, the Creditors Committee shall select and appoint the members of the Postconfirmation Creditors Committee.

EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATION ACTION

                  62. The Debtors and Reorganized Debtors are authorized to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and this Confirmation Order and the securities, including, without limitation, the New Securities, issued pursuant to the Plan. Prior to, on or after the Effective Date (as appropriate), all matters expressly provided for in the Plan or in this Confirmation Order that would otherwise require approval of the shareholders or directors of the Debtors or Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable state general corporation law without any requirement of further action by the shareholders or directors of the Debtors or Reorganized Debtors.

                  63. The Debtors, acting through any of their officers, are hereby authorized to execute and deliver, on behalf of Exide CV, any powers of attorney or other instruments necessary or appropriate in furtherance of the Plan to cause the capital stock of Exide BV to be issued, to be pledged to the lenders under the DIP Facility and the Prepetition Credit Facility, and to be released from such pledge in connection with the Exit Facility.

EXEMPTIONS FROM TAXATION

                  64.      Pursuant to section 1146(c) of the Bankruptcy Code:
(a) the issuance, distribution, transfer, exercise or exchange of the New Securities; (b) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, the securing of additional indebtedness by such means or by other means (whether in connection with the issuance and distribution of the New Securities or otherwise; (c) the making, assignment or recording of any lease or sublease; (d) the provision of the Exit Facility; or (e) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, leases, memorandums of lease, mortgages (both fee and leasehold), bills of sale, assignments or other instruments of transfer executed in connection with any transactions arising out of, contemplated by or in any way related to the Plan or this Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

REFERENCES TO PLAN PROVISIONS

                  65. The failure specifically to include or to refer to any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the terms of the Plan be incorporated herein and that the Plan be confirmed in its entirety.

AUTHORIZATION TO CONSUMMATE

                  66. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to (a) satisfaction or waiver of the conditions precedent to Consummation set forth in Article IX.B of the Plan and (b) the entry of an order by the Bankruptcy Court approving the technical modifications of the Plan described on the record with respect to the mechanism for making distributions to Holders of Disputed Claims in the event the reserve for Disputed Claims proves insufficient.

                  67. Notwithstanding the potential applicability of Bankruptcy Rules 6004(g) or 6006(d), this Confirmation Order is effective immediately.

FINAL ORDER

                  68. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

SEPARATE ORDER

                  69. Pursuant to Rule 9021 of the Bankruptcy Rules, the Court shall enter a separate judgment order confirming the Plan and ordering the relief specified herein.

                  IT IS SO ORDERED.

Philadelphia, Pennsylvania
Dated: April 20, 2004

                                         /s/ Kevin J. Carey
                                         Honorable Kevin J. Carey,
                                         United States Bankruptcy Judge

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                                    )            Chapter 11
                                          )
EXIDE TECHNOLOGIES, et al.,(1)            )            Case No. 02-11125 (KJC)
                                          )            (Jointly Administered)
                           Debtors.       )

            JUDGMENT ORDER CONFIRMING JOINT PLAN OF REORGANIZATION OF
                 THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
                                 AND THE DEBTORS

                  For the reasons stated in the Court's Findings of Fact, Conclusions of Law and Memorandum Order Relating to Confirmation of the Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors (the "Memorandum Order" or the "Confirmation Order"), and for the additional reasons stated on the record by the Court during the Confirmation Hearing, the Court hereby ORDERS that the Plan is confirmed and hereby grants the relief set forth in the Memorandum Order.

                  IT IS SO ORDERED.

Philadelphia, Pennsylvania
Dated: April 20, 2004
                                         /s/ Kevin J. Carey
                                         --------------------------------------
                                         Honorable Kevin J. Carey,
                                         United States Bankruptcy Judge

-----------------

(1) The Debtors in these proceedings are: Exide Technologies f/k/a Exide Corporation; Exide Delaware, L.L.C., Exide Illinois, Inc. and RBD Liquidation, L.L.C., Dixie Metals Company; and Refined Metals Corporation.